Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	GALAXYEDGE ACQUISITION CORPORATION

Commissioners:

We have read the statements made by GALAXYEDGE ACQUISITION CORPORATION under the caption “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” included in the Form S-1 filed with the Securities and Exchange Commission on February 20, 2026, and we agree with such statements insofar as they relate to our firm.

We have no basis to agree or disagree with other statements contained therein. Very truly yours,

Guangdong Prouden CPAs GP By:

Authorized Signatory